Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 1 to Form S-1 on Form S-3 Registration Statement (File No. 333-278829) and related Prospectus of Q32 Bio Inc. for the registration of 1,682,045 shares of its common stock and to the incorporation by reference therein of our report dated March 11, 2025, with respect to the consolidated financial statements of Q32 Bio Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
April 11, 2025